As filed with the Securities and Exchange Commission on January 29, 2016

File No. 811-02611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 52	☒

Invesco Exchange Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

(Address of Principal Executive Offices)(Zip Code)

(713) 626-1919

(Registrant’s Telephone Number, Including Area Code)

JOHN M. ZERR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter Davidson, Esquire	E. Carolan Berkley, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 52 to the Registration Statement of Invesco Exchange Fund (the “Registrant”) on Form N-1A incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 51 of the Registrant on September 30, 2015 (Accession No. 0001193125-15-333874) (“Amendment No. 51”) and is being filed to amend and supplement Amendment No. 51.

The audited financial statements of the Registrant for the annual period ended December 31, 2014 (as filed on March 6, 2015 (Accession No. 0001193125-15-080504)) contained in the Annual Report of the Registrant and the unaudited financial statements of the Registrant for the semi-annual period ended June 30, 2015 (as filed on September 8, 2015 (Accession No. 0001193125-15-314073)) contained in the Semi-Annual Report of the Registrant are incorporated herein by reference.

Part B is hereby supplemented as follows:

Effective as of the close of business on December 31, 2015, Messrs. Rodney F. Dammeyer and Hugo F. Sonnenschein retired as trustees of the Fund and any references to Messrs. Dammeyer and Sonnenschein serving as a trustee or committee member are hereby removed.

Effective as of January 29, 2016, the Board of Trustees of the Fund appointed Eli Jones, Ph.D. and Robert C. Troccoli as trustees of the Fund. The following information is added to the table under “Item 17. Management of the Fund” in the Statement of Additional Information for the Fund.

Name, year of Birth and Position(s) Held with the Trust	Trustee and/or Officer Since	Principal Occupation(s) During Past 5 years	Number of Funds in Fund Complex Overseen by Trustee	Other Trusteeship(s)/ Directorship Held by Trustee/Director During Past 5 Years
Independent Trustees

Eli Jones – 1961 Trustee	2016	Professor and Dean, Mays Business School, Texas A&M University Formerly: Professor and Dean, Walton College of Business, University of Arkansas, and E.J. Ourso College of Business, Louisiana State University	146	Director of Insperity, Inc. (formerly known as Administaff); Prior to 2016, Director of ARVEST Bank

Robert C. Troccoli – 1949 Trustee	2016	Retired. Formerly: Senior Partner, KPMG LLP	146	None

PART C

OTHER INFORMATION

Item 28. Exhibits

a(1)	Agreement and Declaration of Trust – Short Form(1)

(2)	Amended and Restated Agreement and Declaration of Trust(1)

b(1)	By-Laws (1)

(c)	Articles II, VI, VII, VIII and IX of the Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI of the Bylaws, as amended, both as previously filed define rights of holders of shares.

d(1)	Master Investment Advisory Agreement dated September 30, 2015 (1)

d(2)	Master Intergroup Sub-Advisory Agreement dated September 30, 2015 (*)

e	Omitted pursuant to General Instruction B.2 of Form N-1A

f	Not Applicable

g(1)	Custodian Contract(*)

g(2)(a)	Transfer Agency and Service Agreement dated September 30, 2015 (1)

g(3)(a)	Master Fund Administrative Services Agreement (1)

h	Not Applicable

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

K	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable

m	Not Applicable

n	Not Applicable

o	Not Applicable

p(1)	Invesco Advisers, Inc. and Code of Ethics, amended January 1, 2015(1)

(2)	Invesco Asset Management Limited (IAML) (UK)Code of Ethics dated 2014(1)

(3)	Invesco Ltd. Code of Conduct dated October 2014, for Invesco Asset Management (Japan) Limited Code of Ethics(1)

(4)	Invesco Staff Ethics and Personal Share Dealing, dated January 2014, and Invesco Hong Kong Limited Policy on Gifts and Entertainment dated February 2014, and Invesco Hong Kong Limited Code of Ethics dated January 1, 2015 for Invesco Hong Kong Limited(1)

(5)	Invesco Ltd. Code of Conduct, revised October 2014, relating to, Invesco Canada Ltd.; Invesco Canada Ltd., Policy No. D-6 Gifts and Entertainment, revised May 2014, and Policy No. D-7 Invesco Canada Personal Trading Policy, revised July 2014, together the Code of Ethics relating to Invesco Canada Ltd(1)

(6)	Invesco EMEA UK Employees Code of Ethics dated 2014, for Invesco Asset Management Deutschland GmbH.(1)

(7)	Invesco Senior Secured Management Code of Ethics revised March 4, 2015 and Invesco Advisers Inc. Code of Ethics amended January 2015(1)

*	To be filed by amendment.
(1)	Incorporated herein by reference to Amendment No. 51, filed on September 30, 2015.

Item 29. Persons Controlled by or Under Common Control with Fund

None.

Item 30. Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Amended and Restated Agreement and Declaration of Trust and Article VIII of its Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Amended and Restated Agreement and Declaration of Trust, amended and restated effective as of May 19, 2015, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust act, the Registrant’s Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic insurers, with limits up to $80,000,000 (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (Invesco) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco or any of its officers, directors or employees, that Invesco shall not be subject to liability to the Registrant or to any shareholder of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31. Business and Other Connections of Investment Adviser

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (each a Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Item 10. Management, Organization and Capital Structure” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Item 19. Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32. Principal Underwriters

Not applicable.

Item 33. Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, GA 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices,

11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, KY 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., 219078, Kansas City, MO 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Citibank Tower

3 Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, and the State of Georgia, on the 29th day of January, 2016.

INVESCO EXCHANGE FUND

By:	/s/ Philip A. Taylor
Philip A. Taylor
President